EXHIBIT 10.1

August 31, 2005

Gregory J. Witherspoon
1601 Blue Jay Way
Los Angeles, California 90069

Dear Gregory:

It is with great pleasure that we extend an offer to you to join Schnitzer Steel Industries, Inc. (“SSI”) on a temporary basis as SSI’s interim Chief Financial Officer. Your employment will commence on August 23, 2005 and end on or the day immediately following the later to occur of (i) SSI’s filing of its Form 10-K for the fiscal year ending August 31, 2005 and (ii) the commencement of employment of a new Chief Financial Officer. It is expected that your tenure with SSI will end on or about November 30, 2005, however, it is agreed that your employment will continue until terminated as provided in the preceding sentence. Your temporary employment will be subject to the following terms and conditions:

1.  Salary and Responsibilities. As payment for full services rendered to SSI, you shall receive from SSI a salary of $250,000 (“Salary”) payable in three (3) installments as follows: (i) one-third of the Salary will be payable on or about September 22, 2005; (ii) one-third of the Salary will be payable on or about October 22, 2005; and (iii) one-third of the Salary will be payable on or about the later of November 30, 2005 or if sooner your last day of employment; provided, however, that if your employment is terminated by SSI other than for “Cause,” you will receive any portion of the $250,000 Salary which has not been paid to you as of the date of your termination (less withholding for taxes and other proper deductions). You will not receive any additional payments whatsoever unless your employment extends beyond November 30, 2005 for which you will then be compensated at a weekly rate of $20,000. If you resign or your temporary employment is terminated by SSI for Cause at any time, you will only receive a prorated portion of the Salary, if any, which has been earned prior to your resignation or termination and you will not receive any additional payments whatsoever.

SSI will provide you with notice of the date on which your temporary employment will end at least two (2) weeks in advance of your last day of employment. Salary will be subject to withholding for taxes and other proper deductions.

For purposes hereof, “Cause” shall mean that SSI’s Board of Directors has determined, in good faith, that: (i) you committed an act constituting a misdemeanor involving moral turpitude, fraud or misrepresentation or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you committed a material or reportable violation of laws, rules or regulations applicable to SSI; (iii) you committed an act constituting a breach of fiduciary duty, negligence, willful misconduct or willful insubordination; (iv) you engaged in conduct that violated SSI’s internal policies or procedures and which is detrimental to the business, reputation, character or standing of SSI or any of its affiliates; (v) you committed an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character or standing of SSI or any of its affiliates; (vi) you engaged in a conflict of interest or self-dealing; or (vii) after notice by SSI and a reasonable opportunity to cure, you materially breached your obligations as set forth in this agreement or you failed to perform your duties as a temporary employee of SSI (including as a result of your death or permanent disability whereby you are unable to perform the essential functions of your job for thirty (30) days).

During your tenure as interim Chief Financial Officer, you shall devote such time as is appropriate to perform the duties of a chief financial officer of a public company, together with such duties as may be designated by SSI’s Chief Executive Officer from time to time. Such duties to be performed by you shall include, but not be limited to, the oversight of the preparation of, and the execution of, SSI’s Form 10-K for the fiscal year ending August 31, 2005 and all amendments thereto and other related filings and certifications required in connection therewith or otherwise required pursuant to the United States securities laws. You acknowledge and agree that the execution of these documents is an integral part of your responsibilities and you agree to execute such documents assuming that they are as usual prepared in the normal course of business and appropriate form, regardless of whether SSI has hired a permanent Chief Financial Officer prior to the filing of the Form 10-K (it being acknowledged that it is the intention of SSI that such successor shall not be formally designated as the Chief Financial Officer until subsequent to the filing of the Form 10-K). You will not be required to execute a document or certification referred to in the preceding sentence if you determine, in your reasonable professional judgment, that the provisions thereof are inaccurate; provided that in such event you shall immediately advise SSI’s Chief Executive Officer of the reason for your determination. You further agree that if SSI is able to cure such defect, you will execute the disputed document.

2.  Expense Reimbursement. SSI shall reimburse you for all reasonable and pre-approved business-related expenses in accordance with SSI policy. Pre-approved expenses include roundtrip airfare from Los Angeles to Portland, as well as meals while in Portland.

3.  Temporary Housing/Automobile. SSI will provide you with reasonable temporary housing accommodations and the use of an automobile for the duration of your temporary employment.

4.  No Fringe Benefits. During your temporary employment, you will not be eligible to participate in, or entitled to, any of SSI’s employee benefit plans, group insurance, executive medical coverage, Supplemental Executive Retirement Benefit Bonus Plan and/or such other benefits as SSI from time to time may generally provide to its employees or its most senior officers. Notwithstanding the foregoing, you will otherwise be covered under Workers Compensation and Directors & Officers liability coverage.

5.  Confidentiality. You agree to keep in confidence and, except as specifically authorized in writing by SSI, not disclose to or use for the benefit of any third party any confidential or proprietary information about SSI (or its parents, subsidiaries, affiliates or related entities) that you may acquire, develop or create by reason of your temporary employment, except for information that is or becomes public other than through your breach of this paragraph and as otherwise provided by law inclusive of court order or subpoena (subject to the provisions of the following sentence). In the event that you receive a request or are required to disclose any confidential information pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process, you agree to (i) immediately notify SSI of the existence, terms and circumstances surrounding such a request or requirement, (ii) consult with SSI on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) if disclosure of such information is required, disclose any such information which you are advised by legal counsel is legally required to be disclosed and will exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. Upon termination of your employment for any reason, you also agree to return promptly to SSI all of its property and records (and all copies thereof) in your possession, custody or control, including all confidential and proprietary information, in any form or media. Such property and records include, but are not limited to, all SSI documents, manuals, records, software, computers and other hardware, credit cards, building passes and keys and all other documents relating or referring to SSI’s business, customers, employees or suppliers (other than those consisting solely of your own payroll information).

6.  Intellectual Property. You agree that all intellectual property rights associated with or embodied in whole or in part in any software, ideas, trade secrets, concepts, techniques, inventions, processes, methods of doing business or works of authorship, developed, made or created by you during your temporary employment related, whether directly or indirectly, to the business of SSI, and any and all patents, applications therefore, copyright applications or registrations, trademark applications or registrations associated therewith, will be exclusively owned by SSI and, if copyrightable subject matter, will be considered work made for hire within the meaning of the Copyright Act (17 U.S.C. Š 101 et seq.) (“Intellectual Property”). All Intellectual Property will be and remain the exclusive property of SSI. Regardless of whether the Intellectual Property is deemed “work made for hire” under the Copyright Act, you hereby grant, transfer, assign, convey and relinquish, and agree to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of your right, title and interest in and to the Intellectual Property, including all copyright in and thereto, to SSI in perpetuity or for the longest period otherwise permitted by law. Consistent with your recognition of SSI’s absolute ownership of all Intellectual Property, you agree that you will (i) keep such Intellectual Property confidential as appropriate and not use any Intellectual Property for the benefit of any party other than SSI, and (ii) perform such acts and execute such documents and instruments as SSI may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Intellectual Property to SSI; provided, however, if following 10 day’s written notice from SSI, you refuse, or are unable, due to disability, incapacity or death, to execute such documents relating to the Intellectual Property, you hereby appoint any of SSI’s officers as your attorney-in-fact to execute such documents on your behalf. This agency is coupled with an interest and is irrevocable without SSI’s prior written consent.

7.  Restrictive Covenants. You agree that beginning on the date that you sign this agreement and continuing through 12 months after the last date of your temporary employment, you will not (i) engage in any business (whether as an employee, consultant, director or partner) that is in direct competition with any active or planned business of SSI, or (ii) directly or indirectly solicit or induce, or cause others to solicit or induce, any person who is employed by SSI (or its parents, subsidiaries, affiliates or related entities) to terminate his or her employment with SSI (or its parents, subsidiaries, affiliates or related entities) or to accept employment with anyone or any entity other than SSI (or its parents, subsidiaries, affiliates or related entities).

This will also confirm that you will serve as the interim Chief Financial Officer of SSI at the pleasure of the Board of Directors, and that your employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either SSI or you.

Please sign in the space below to indicate your agreement with the above terms.

Very truly yours,

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ John D. Carter
John D. Carter
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/Gregory Witherspoon

Gregory Witherspoon